Exhibit 10.6

FORM OF STOCKHOLDERS AGREEMENT

BY AND AMONG

EVOLENT HEALTH, INC.

AND

THE STOCKHOLDERS PARTY HERETO

DATED AS OF [            ], 2015

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS
Section 1.1.	Definitions	2
Section 1.2.	Other Interpretive Provisions	6

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1.	Existence; Authority; Enforceability	6
Section 2.2.	Absence of Conflicts	7
Section 2.3.	Consents	7

ARTICLE III

GOVERNANCE

Section 3.1.	The Board	7
Section 3.2.	Voting Agreement	11
Section 3.3.	Additional Management Provisions	11
Section 3.4.	Confidentiality	11
Section 3.5.	Affiliate Transactions	12

ARTICLE IV

FINANCIAL INFORMATION

Section 4.1.	Earnings Releases and Public Filings	13
Section 4.2.	Significant Investment Enhanced Requirements	14
Section 4.3.	Continued Compliance	16
Section 4.4.	Attorney-Client Privilege	16

ARTICLE V

GENERAL PROVISIONS

Section 5.1.	Company Charter and Company By-laws	16
Section 5.2.	Freedom to Pursue Opportunities	16
Section 5.3.	Assignment; Benefit	17
Section 5.4.	Restrictions on Business Combination Transactions	18
Section 5.5.	Termination	18
Section 5.6.	Limits on Transfer or Issuance of Common Stock	18
Section 5.7.	Severability	19
Section 5.8.	Entire Agreement; Amendment	19

This STOCKHOLDERS AGREEMENT (as it may be amended from time to time in accordance with the terms hereof, this “Agreement”), dated as of [            ], 2015, is made by and among:

i. Evolent Health, Inc., a Delaware corporation (the “Company”);

ii. TPG Growth II BDH, L.P., a Delaware limited partnership (“TPG Growth II BDH”) and TPG Eagle Holdings L.P., a Delaware limited partnership (“TPG Eagle” and, together with TPG Growth II BDH, “TPG” or the “TPG Investor”);

iii. UPMC, a Pennsylvania nonprofit corporation (“UPMC” or the “UPMC Investor”);

iv. The Advisory Board Company, a Delaware corporation (“The Advisory Board” or “The Advisory Board Investor”); and

v. such other Persons who from time to time become party hereto by executing a counterpart signature page hereof and are designated by the Board (as defined below) as “Other Stockholders” (the “Other Stockholders” and, together with the TPG Investor, the UPMC Investor and The Advisory Board Investor, the “Stockholders”).

For purposes of this Agreement, each of TPG, UPMC and The Advisory Board is a “Principal Stockholder”.

RECITALS

WHEREAS, on January 6, 2014, Evolent Health Holdings, Inc., a Delaware corporation (“Holdings”), Evolent Health LLC, a Delaware limited liability company (“Evolent Health LLC”), TPG, UPMC, The Advisory Board and certain other Persons entered into an Amended and Restated Master Investors’ Rights Agreement (the “Prior Agreement”);

WHEREAS, in connection with the IPO, the Prior Agreement is being terminated by the parties thereto;

WHEREAS, on the date hereof, the Company has priced an initial public offering (the “IPO”) of shares of its Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), pursuant to an Underwriting Agreement dated [            ], 2015;

WHEREAS, in connection with the IPO (i) the preferred units of Evolent Health LLC will be converted into common units of Evolent Health LLC, (ii) the second amended and restated operating agreement of Evolent Health LLC will be further amended and restated to establish two classes of equity consisting of the Class A common units (“Class A Common Units”) to be held by Evolent Health, Inc. as sole managing member and the Class B common units (“Class B Common Units”) to be initially held by TPG and The Advisory Board, (iii) the shares of preferred stock of Holdings will be converted into common stock of Holdings, (iv) pursuant to a series of share exchanges and contributions, the Company will issue shares of Class A Common Stock to certain pre-merger stockholders of Holdings and an affiliate of TPG and shares of its Class B common stock, par value $0.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), to TPG, The Advisory Board and Ptolemy and (v) pursuant to a series of mergers, Holdings and an affiliate of TPG will merge with and into the Company with the Company continuing as the surviving entity and, in connection with such mergers, the Company will issue shares of Class A Common Stock to the other pre-merger stockholders of Holdings;

WHEREAS, after the completion of the IPO, the Class B common units (together with shares of Class B Common Stock) held by TPG and The Advisory Board will, subject to certain restrictions, be exchangeable from time to time at the option of the holder thereof for shares of the Class A Common Stock, pursuant to an Exchange Agreement dated [            ], 2015 (the “Exchange Agreement”); and

WHEREAS, the parties hereto desire to provide for certain governance rights and other matters, and to set forth the respective rights and obligations of the Stockholders following the IPO.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“90-Day Unaffiliated Director” has the meaning set forth in Section 3.1(a).

“365-Day Unaffiliated Director” has the meaning set forth in Section 3.1(a).

“Advisory Board Director” has the meaning set forth in Section 3.1(a).

“Affiliate” means, with respect to any specified Person, (a) any Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person or (b) in the event that the specified Person is a natural Person, a Member of the Immediate Family of such Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For purposes of Section 3.5, the direct and indirect subsidiaries of the Company and Evolent Health LLC shall not constitute an Affiliate of the Company or Evolent Health LLC.

“Affiliate Transaction” has the meaning set forth in Section 3.5.

“Agreement” has the meaning set forth in the Preamble.

“Annual Financial Statements” has the meaning set forth in Section 4.2(d).

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or specifically authorized by law to be closed in the City of New York.

“Business Combination Transaction” has the meaning set forth in Section 5.4.

“Chief Executive Officer” means the chief executive officer of the Company then in office.

“Class A Common Stock” has the meaning set forth in the Recitals.

“Class A Common Units” has the meaning set forth in the Recitals.

“Class B Common Stock” has the meaning set forth in the Recitals.

“Class B Common Units” has the meaning set forth in the Recitals.

“Closing” means the closing of the IPO.

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company By-laws” means the by-laws of the Company in effect on the date hereof, as may be amended from time to time.

“Company Charter” means the certificate of incorporation of the Company in effect on the date hereof, as may be amended from time to time.

“Company Information” has the meaning set forth in Section 4.1(a).

“Company Shares” means (i) all shares of Common Stock that are not then subject to vesting (including shares that were at one time subject to vesting to the extent they have vested), (ii) all shares of Common Stock issuable upon exercise, conversion or exchange of any option, warrant or convertible security that are not then subject to vesting (including shares that were at one time subject to vesting to the extent they have vested) (without double counting shares of Class A Common Stock issuable upon an exchange of shares of Class B Common Stock together with Class B Common Units) and (iii) all shares of Common Stock directly or indirectly issued or issuable with respect to the securities referred to in clause (i) or (ii) above by way of unit or stock dividend or unit or stock split, or in connection with a combination of units or shares, recapitalization, merger, consolidation or other reorganization.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Exchange Agreement” has the meaning set forth in the Recitals.

“Fund Indemnitors” has the meaning set forth in Section 3.1(h).

“GAAP” means generally accepted accounting principles in the United States.

“Indemnitee” has the meaning set forth in Section 3.1(h).

“IPO” has the meaning set forth in the Recitals.

“Member of the Immediate Family” means, with respect to an individual, (a) each parent, spouse (but not including a former spouse or a spouse from whom such individual is legally separated) or child (including those adopted) of such individual and (b) each trustee, solely in his or her capacity as trustee and so long as such trustee is reasonably satisfactory to the Company, for a trust naming only one or more of the Persons listed in sub-clause (a) as beneficiaries.

“Necessary Action” means, with respect to a specified result, all actions reasonably necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the Company Shares, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments, and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are reasonably required to achieve such result.

“Operating Agreement” means the Third Amended and Restated Operating Agreement of the Company dated as of [            ], 2015, as such agreement may be amended from time to time.

“Other Stockholders” has the meaning set forth in the Recitals.

“PCAOB” has the meaning set forth in Section 4.2(c).

“Person” means any individual, partnership, limited liability company, corporation, trust, association, estate, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Stockholder” has the meaning set forth in the Preamble.

“Principal Stockholder Designee” has the meaning set forth in Section 3.1(b).

“Ptolemy” means Ptolemy Capital, LLC, a Delaware limited liability company.

“Public Filings” has the meaning set forth in Section 4.1(b).

“Purported Owner” has the meaning set forth in Section 5.16(b).

“Quarterly Financial Statements” has the meaning set forth in Section 4.2(c).

“Registration Statement” means the Registration Statement on Form S-1, as amended, filed by the Company with the SEC in connection with the IPO.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants or financial advisors or other Person associated with, or acting on behalf of, such Person.

“Restricted Shares” has the meaning set forth in Section 5.16(b).

“Restrictions” has the meaning set forth in Section 5.16(b).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Share Exchange” means a share exchange involving more than 50% of the shares of the Common Stock. Share exchanges effected in accordance with the Exchange Agreement shall not constitute a “Share Exchange” for purposes of this Agreement.

“Stockholder” has the meaning set forth in the Preamble.

“Tax Receivables Agreement” means the tax receivables agreement by and among the Company, TPG, The Advisory Board, UPMC, Ptolemy and certain holders of Class A Common Stock, dated [            ], 2015.

“The Advisory Board” or “The Advisory Board Investor” has the meaning set forth in the Preamble.

“TPG” or “TPG Investor” has the meaning set forth in the Preamble.

“TPG Director” has the meaning set forth in Section 3.1(a).

“Transfer” means, with respect to any Company Shares, any interest therein, or any other securities or equity interests, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition thereof, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of law; and “Transferred”, “Transferee” and “Transferor” shall each have a correlative meaning.

“Transfer Agent” has the meaning set forth in Section 5.16(b).

“Unaffiliated Director” has the meaning set forth in Section 3.1(a).

“Unaffiliated Directors” shall mean the Unaffiliated Director, the 90-Day Unaffiliated Director and the 365-Day Unafilliated Director.

“UPMC” or “UPMC Investor” has the meaning set forth in the Preamble.

“UPMC Director” has the meaning set forth in Section 3.1(a).

Section 1.2. Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and section references are to this Agreement unless otherwise specified.

(c) The term “including” is not limiting and means “including without limitation.”

(d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(e) Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Each of the parties to this Agreement hereby represents and warrants to each other party to this Agreement that as of the date such party executes this Agreement:

Section 2.1. Existence; Authority; Enforceability. Such party has the power and authority to enter into this Agreement and to perform its obligations hereunder. Such party is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the performance of its obligations hereunder, have been authorized by all necessary action on the part of its board of directors (or equivalent) and shareholders (or other holders of equity interests), if required, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the performance of its obligations hereunder. This Agreement has been duly executed by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effect of any laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 2.2. Absence of Conflicts. The execution and delivery by such party of this Agreement and the performance of its obligations hereunder does not and will not (a) conflict with, or result in the breach of any provision of the constitutive documents of such party, (b) result in any material violation, breach, conflict, default or an event of default (or an event which with notice, lapse of time, or both, would constitute a default or an event of default), or give rise to any right of acceleration or termination or any additional material payment obligation, under the terms of any material contract, agreement or permit to which such party is a party or by which such party’s assets or operations are bound or affected, or (c) violate any law applicable to such party, except, in the case of each of (b) and (c) with respect to the Stockholders, for any such violation, breach, conflict or default that would not impair in any material respect the ability of such Stockholder to perform its respective obligations hereunder.

Section 2.3. Consents. Other than as expressly required herein or any consents which have already been obtained, no material consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party in connection with the execution, delivery or performance of this Agreement.

ARTICLE III

GOVERNANCE

Section 3.1. The Board.

(a) Composition of Initial Board. Prior to Closing, the Company and the Stockholders shall take all Necessary Action to cause the Board to be comprised of eight directors, (i) two of whom shall be designated by TPG (each, a “TPG Director”), (ii) two of whom shall be designated by UPMC (each, a “UPMC Director”), (iii) two of whom shall be designated by The Advisory Board (each, an “Advisory Board Director”), (iv) one of whom shall be the Chief Executive Officer and (v) one of whom shall be a director who meets the independence criteria set forth in Rule 10A-3 under the Exchange Act (an “Unaffiliated Director”). Within 90 days of the effective date of the Registration Statement, the Company and the Stockholders shall take all Necessary Action to cause the Board to increase in size by one director to nine directors and to fill such vacancy with one additional Unaffiliated Director (the “90-Day Unaffiliated Director”) who shall meet the independence criteria set forth in Rule 10A-3 under the Exchange Act and who shall be appointed by a majority of the Board (upon the affirmative recommendation of the Nominating and Corporate Governance Committee of the Board). Within 365 days of the effective date of the Registration Statement, the Company and the Stockholders shall take all Necessary Action to cause the Board to increase in size by one director to ten directors and to fill such vacancy with one additional Unaffiliated Director (the “365-Day Unaffiliated Director”) who shall meet the independence criteria set forth in Rule 10A-3 under the Exchange Act and who shall be appointed by a majority of the Board (upon the affirmative recommendation of the Nominating and Corporate Governance Committee of the Board). The foregoing directors shall be divided into three classes of directors, each of whose members shall serve for staggered three-year terms as follows:

(1) the class I directors shall include one TPG Director, one UPMC Director and one Advisory Board Director;

(2) the class II directors shall include one TPG Director, one UPMC Director and one Advisory Board Director; and

(3) the class III directors shall include the Chief Executive Officer, the Unaffiliated Director, the 90-Day Unaffiliated Director and the 365-Day Unaffiliated Director.

The initial term of the class I directors shall expire immediately following the Company’s first annual meeting of stockholders at which directors are elected following the completion of the IPO. The initial term of the class II directors shall expire immediately following the Company’s second annual meeting of stockholders at which directors are elected following the completion of the IPO. The initial term of the class III directors shall expire immediately following the Company’s third annual meeting at which directors are elected following the completion of the IPO.

For the avoidance of doubt, this Section 3.1(a) is applicable solely to the initial composition of the Board and shall have no further force or effect after the 365-Day Unaffiliated Director is appointed to the Board (except that (i) a director shall remain a member of the class of directors to which he or she was assigned in accordance with this Section 3.1(a) and (ii) the initial terms of each class of directors shall expire as set forth in this Section 3.1(a)).

(b) Principal Stockholder Representation. For so long as a Principal Stockholder holds a number of shares of Common Stock representing at least the percentage of shares of Common Stock held by such Principal Stockholder as of the Closing shown below, there shall be included in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by such Principal Stockholder (each, a “Principal Stockholder Designee”) that, if elected, will result in such Principal Stockholder having the number of directors serving on the Board that is shown below.

Percent	Number of Directors
40% or greater	2
Less than 40% but greater than or equal to 5%	1

Upon any decrease in the number of directors that a Principal Stockholder is entitled to designate for election to the Board, such Principal Stockholder shall take all Necessary Action to cause the appropriate number of Principal Stockholder Designees to offer to tender resignation. The Board shall have the option, but not the obligation, to accept any such resignations, and if such resignation is then accepted by the Board, the Board may take all Necessary Action to cause the authorized size of the Board to be reduced accordingly.

(c) CEO Representation. Subject to the last sentence of Section 3.1(d), if the term of the Chief Executive Officer as a director on the Board is to expire in conjunction with any annual or special meeting of stockholders at which directors are to be elected, the Chief Executive Officer shall be included in the slate of nominees recommended by the Board for election.

(d) Vacancies. Except as provided in Section 3.1(b), (i) each Principal Stockholder shall have the exclusive right to remove its designees from the Board, and the Company and the Principal Stockholders shall take all Necessary Action to cause the removal of any such designee at the request of the designating Principal Stockholder and (ii) each Principal Stockholder or, if applicable, the Nominating and Corporate Governance Committee of the Board, shall have the exclusive right to designate for election or appointment to the Board directors to fill vacancies created by reason of death, removal or resignation of its designees to the Board, and the Company and the other Principal Stockholders shall take all Necessary Action to cause any such vacancies to be filled by replacement directors designated by such designating Principal Stockholder as promptly as reasonably practicable; provided, that, for the avoidance of doubt and notwithstanding anything to the contrary in this paragraph, no Principal Stockholder shall have the right to designate a replacement director, and the Company and the other Principal Stockholders shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board would result in a number of directors designated by such Principal Stockholder in excess of the number of directors that such Principal Stockholder is then entitled to designate for membership on the Board pursuant to Section 3.1(b). If the Chief Executive Officer resigns or is terminated for any reason, the Chief Executive Officer shall resign from the Board, and the Company and the Principal Stockholders shall take all Necessary Action to remove the Chief Executive Officer from the Board and fill such vacancy with the next Chief Executive Officer in office.

(e) Additional Unaffiliated Directors. For so long as any Principal Stockholder has the right to designate at least one director for nomination under this Agreement, the Company will take all Necessary Action to ensure that the number of directors serving on the Board shall not exceed ten; provided, that the number of directors may be increased if necessary to satisfy the requirements of applicable laws and stock exchange regulations and applicable listing requirements.

(f) Committees. Subject to applicable laws and stock exchange regulations, each Principal Stockholder shall have the right to have a representative appointed to serve on each committee of the Board for so long as such Principal Stockholder has the right to designate at least one director for election to the Board. Subject to applicable laws and stock exchange regulations and applicable listing requirements, each Principal Stockholder shall have the right to have a representative appointed as an observer to any committee of the Board to which such Principal Stockholder (i) does not elect to have a representative appointed or (ii) is prohibited by applicable laws or stock exchange regulations or applicable listing requirements from having a representative appointed, in each case for so long as such Principal Stockholder has the right to designate at least one director for nomination under this Agreement. Notwithstanding the foregoing, (i) not later than the Closing, one of the Unaffiliated Directors then serving shall be appointed to serve on the Audit Committee of the Board, (ii) not later than 90 days following the effective date of the Registration Statement, two of the Unaffiliated Directors then serving shall be appointed to serve on the Audit Committee of the Board, (iii) not later than 365 days following the effective date of the Registration Statement, three of the Unaffiliated Directors then serving shall be appointed to serve on the Audit Committee of the Board and (iv) at all times during which this Agreement is operative and effective, the Board shall have determined that at least one director serving on the Audit Committee of the Board shall qualify as an “audit committee financial expert” under the rules and regulations of the SEC.

(g) Reimbursement of Expenses. In accordance with the Company By-laws, the Company shall reimburse each TPG Director, UPMC Director, Advisory Board Director and Principal Stockholder Designee for all reasonable and documented out-of-pocket expenses incurred in connection with such director’s or designee’s participation in the meetings of the Board or any committee of the Board, including reasonable travel, lodging and meal expenses.

(h) D&O Insurance; Indemnification Priority. The Company shall obtain customary director and officer indemnity insurance on reasonable terms. The Company hereby acknowledges that any director, officer or other indemnified person covered by any such indemnity insurance policy (any such Person, an “Indemnitee”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by TPG, UPMC, The Advisory Board or one or more of their respective Affiliates (collectively, the “Fund Indemnitors”). The Company hereby (i) agrees that the Company and any subsidiary of the Company that provides indemnity shall be the indemnitor of first resort (i.e., its or their obligations to an Indemnitee shall be primary and any obligation of any Fund Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an Indemnitee shall be secondary), (ii) agrees that it shall be required to advance the full amount of expenses incurred by an Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this agreement or any other agreement between the Company and an Indemnitee, without regard to any rights an Indemnitee may have against any Fund Indemnitor or their insurers, and (iii) irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Company, as the case may be, shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Company.

Section 3.2. Voting Agreement. Each Principal Stockholder agrees to cast all votes to which such Principal Stockholder is entitled in respect of its Company Shares, whether at any annual or special meeting, by written consent or otherwise, so as to cause to be elected to the Board those individuals designated in accordance with Section 3.1(a)-(e) and to otherwise effect the intent of this Article III.

Section 3.3. Additional Management Provisions. The Company hereby agrees and acknowledges that the Principal Stockholder Designees of each Principal Stockholder entitled to designate a member of the Board pursuant to this Agreement shall receive such information relating to the financial condition, business, prospects or corporate affairs of the Company as such Principal Stockholder may from time to time reasonably request, and such Principal Stockholder Designee may share such information about the Company with such Principal Stockholder.

Section 3.4. Confidentiality. Each Stockholder agrees with the Company for the benefit of the Company that such Stockholder will, until the second anniversary of the termination of this Agreement with respect to such Stockholder, keep confidential and will not disclose, divulge or use for any purpose (other than to monitor, increase or decrease its investment in the Company) any confidential information obtained from the Company pursuant to this Agreement or provided by or on behalf of the Company to such Stockholder unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.4 by such Stockholder), (b) is or has been independently developed or conceived by the Stockholder without use of the Company’s confidential information, (c) is determined by the Company in good faith upon request of any Stockholder no longer to be confidential information (as confirmed in writing to the Stockholder by the Board) or (d) is or has been made known or disclosed to the Stockholder by a third party without the Stockholder’s knowledge that the disclosure of such information constitutes a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that a Stockholder may disclose confidential information (i) to its attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any existing or prospective Affiliate, partner, member, stockholder or wholly owned subsidiary of such Stockholder in the ordinary course of business; provided that such Stockholder informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iii) subject to the terms of Article IV, as may otherwise be required by law, including, without limitation, to the extent required in periodic disclosures or for regulatory purposes; provided that the Stockholder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure; provided, further that nothing in this Section 3.4 shall be deemed to restrict any Stockholder’s ability to monetize its equity investment in the Company in compliance with applicable securities laws. Notwithstanding the foregoing, each of the Company and each Stockholder acknowledges that each other Stockholder may develop or receive from third parties information that is the same as or similar to the confidential information of the Company, and agrees that nothing in this Agreement restricts or prohibits any Stockholder (by itself or through a third party) from developing, receiving or disclosing such information, or any products, services, concepts, ideas, systems or techniques that are similar to or compete with the products, services, concepts, ideas, systems or techniques contemplated by or embodied in the confidential information of the Company.

Section 3.5. Affiliate Transactions. Neither the Company nor Evolent Health LLC shall make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company or Evolent Health LLC involving, with respect to any such transaction or series of related transactions, payments, consideration, properties or assets with a fair market value in excess of $2.0 million (each, an “Affiliate Transaction”), unless with respect to any Affiliate Transaction or series of related Affiliate Transactions, such Affiliate Transaction or series of related Affiliate Transactions either (a) has been approved by a majority of the members of the Board that are disinterested with respect to such Affiliate Transaction or series of related Affiliate Transactions or (b) has been conducted on an arm’s-length basis. For purposes of this Agreement, the following shall not constitute an “Affiliate Transaction”: (i) any transaction, contract, agreement, understanding, loan, advance or guarantee completed or in effect upon, or prior to, the Closing and (ii) any transaction, contract, agreement or understanding relating to director and officer indemnification, advancement of expenses and/or insurance.

ARTICLE IV

FINANCIAL INFORMATION

Section 4.1. Earnings Releases and Public Filings. (a) During any period in which a Principal Stockholder is (i) subject to the reporting requirements of the Exchange Act, (ii) required to file audited financial statements of the Company pursuant to Rule 3-09 of Regulation S-X and (iii) required to account for its investment in the Company or Evolent Health LLC on a consolidated basis or under the equity method of accounting (determined in accordance with GAAP consistently applied after consultation with such Principal Stockholder’s auditors) or (b) at any other time to comply with the Principal Stockholder’s reporting obligations under any of its debt instruments or otherwise, including to comply with any law, rule, regulation or other obligation:

(a) Earnings Releases. The Principal Stockholders each agree that, unless required by law, rule or regulation or unless the Company shall have consented thereto, which consent shall not be unreasonably withheld, conditioned or delayed, none of the Principal Stockholders will publicly release any quarterly or annual financial information that includes Company Information sooner than 35 days after any quarter or year end. Except as otherwise provided in the last sentence of this paragraph or in Section 4.2(f), no such Principal Stockholder shall include any Company Information in any such earnings release without the prior written consent of the Company, which consent shall not be unreasonably withheld, condition or delayed. As used herein, “Company Information” means any monthly, quarterly or annual financial information of the Company or any of its subsidiaries, including Evolent Health LLC. In the event that any of the Principal Stockholders is required by law, rule or regulation, including but not limited to Regulation FD, to publicly release such Company Information prior to its public release by the Company, such Principal Stockholder will give the Company notice of such release of Company Information as soon as practicable but no later than two Business Days prior to such release of Company Information or such shorter period if otherwise required by law, rule or regulation and will give the Company an opportunity to review such Company Information.

(b) Public Filings. Each of the Principal Stockholders and the Company shall cooperate fully with each other to the extent reasonably requested by the other in the preparation of any of their respective public filings that include Company Information, including earnings releases, quarterly reports on Form 10-Q, annual reports on Form 10-K, any current reports on Form 8-K and any other proxy, information and registration statements, reports, notices, prospectuses, investor presentations and any other filings made by them or any of their respective subsidiaries with the SEC, any national securities exchange or otherwise made publicly available (collectively, “Public Filings”). Unless required by law, rule or regulation, each of the Principal Stockholders and the Company shall not publicly release any financial or other information which materially conflicts with the information of the other party that is included in any Public Filing without the prior consent of the Company or such Principal Stockholder, as the case may be, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 4.2. Significant Investment Enhanced Requirements. The Company agrees that, (a) during any period in which a Principal Stockholder is (i) subject to the reporting requirements of the Exchange Act, (ii) required to file audited financial statements of the Company pursuant to Rule 3-09 of Regulation S-X and (iii) required to account for its investment in the Company on a consolidated basis or under the equity method of accounting (determined in accordance with GAAP consistently applied after consultation with such Principal Stockholder’s auditors) or (b) at any other time to comply with the Principal Stockholder’s reporting obligations under any of its debt instruments or otherwise, including to comply with any law, rule, regulation or other obligation, in addition to any other requirements set forth in this Article IV, and only with respect to and for the benefit of such Principal Stockholder or Principal Stockholders, as the case may be at any particular time, described in this Section 4.2:

(a) Maintenance of Books and Records. The Company shall, and shall cause each of its consolidated subsidiaries to, (i) make and keep books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions of the Company and its subsidiaries and (ii) devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (x) transactions are executed in accordance with management’s general or specific authorization, (y) transactions are recorded as necessary (1) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and (2) to maintain accountability for assets, and (z) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(b) Monthly and Quarterly Financial Information. As soon as practicable, and within 10 Business Days after the end of each month in each fiscal year of the Company, the Company shall deliver to each such Principal Stockholder a statement of operations and balance sheet for Evolent Health, Inc. and Evolent Health LLC for such month. As soon as practicable, and within 11 Business Days after the end of each fiscal quarter in each fiscal year of the Company, the Company shall deliver to each such Principal Stockholder a statement of shareholders’ equity for Evolent Health, Inc. and Evolent Health LLC for such quarter.

(c) Unaudited Quarterly Financial Information and Financial Statements. Within 35 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, the Company shall deliver to each such Principal Stockholder its estimate of the Company Information sufficient for such Principal Stockholder to record the line item equity in loss of unconsolidated subsidiaries in its earnings release for such fiscal quarter consistent with prior practice, including an estimate of the Company’s net income or losses for such fiscal quarter. As soon as practicable, and within 39 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, the Company shall deliver to each such Principal Stockholder the final form of the consolidated financial statements of the Company (and notes thereto) for such periods and for the period from the beginning of the current fiscal year to the end of such quarter, prepared in accordance with Article 10 of Regulation S-X (such information is herein referred to as the “Quarterly Financial Statements”), and the Company’s independent auditors shall have performed the procedures specified by the Public Company Accounting Oversight Board (United States) (“PCAOB”) for a review of interim financial information as described in PCAOB AU 722, Interim Financial Information. Beginning 10 Business Days after the end of each such fiscal quarter, the Company shall make available to such Principal Stockholder the personnel of the Company responsible for the preparation of such Quarterly Financial Statements for telephonic meetings. If on or before the 20th day or the 30th day after the end of any of the first three fiscal quarters of each fiscal year of the Company, the Company becomes aware that it will be unable to deliver the Quarterly Financial Statements within 39 days after the end of such fiscal quarter, then the Company shall notify the Principal Stockholder and provide, at the Company’s expense (it being agreed and understood that the Company shall be responsible for 50% of the fees and expenses of such Principal Stockholder’s auditors for work performed pursuant to this Section 4.2(c)), full access and cooperation from the Company’s management and personnel, along with the Company’s auditors, in connection with a review by the auditors of such Principal Stockholder of the business, books and records of the Company.

(d) Annual Financial Information and Financial Statements. Within 35 days after the end of each fiscal year of the Company, the Company shall deliver to each such Principal Stockholder its estimate of the Company Information sufficient for such Principal Stockholder to record the line item equity in loss of unconsolidated subsidiaries in its earnings release and prepare its audited financial statements for such fiscal year consistent with prior practice, including an estimate of the Company’s net income or losses for such fiscal year. As soon as practicable, and within 59 days after the end of each fiscal year of the Company, the Company shall deliver to each such Principal Stockholder the final form of the consolidated financial statements of the Company (and notes thereto) for such year (such information is herein referred to as the “Annual Financial Statements”), accompanied by an opinion thereon by the Company’s independent certified public accountants. Beginning 10 Business Days after the end of each such fiscal year, the Company shall make available to such Principal Stockholder the personnel of the Company responsible for the preparation of such Annual Financial Statements for telephonic meetings. If on or before the 40th day or the 50th day after the end of any fiscal year of the Company, the Company becomes aware that it will be unable to deliver the Annual Financial Statements within 59 days after the end of such fiscal year, then the Company shall notify the Principal Stockholder and provide, at the Company’s expense (it being agreed and understood that the Company shall be responsible for 50% of the fees and expenses of such Principal Stockholder’s auditors for work performed pursuant to this Section 4.2(d)), full access and cooperation from the Company’s management and personnel, along with the Company’s auditors, in connection with a review by the auditors of such Principal Stockholder of the business, books and records of the Company.

(e) Accounting Estimates and Principles. The Company will give such Principal Stockholder reasonable notice of any proposed significant change in accounting estimates or material changes in accounting principles from those in effect on the date hereof, including changes that are mandated or required by the SEC, the Financial Accounting Standards Board or the American Institute of Certified Public Accountants,

that could affect both the Company and such Principal Stockholder. In this connection, the Company will consult with such Principal Stockholder and, if requested by a Principal Stockholder, the Company will consult with its independent public accountants with respect thereto.

(f) Earnings Releases. Subject to Section 4.1(a), nothing herein shall prevent a Principal Stockholder from reflecting its net income/loss attributed to such Principal Stockholder’s investment in the Company on a timely basis in any earnings release issued by such Principal Stockholder.

Section 4.3. Continued Compliance. During any period in which neither clause (a) nor clause (b) of the first sentence of Section 4.1 applies for a Principal Stockholder, the Company agrees to use commercially reasonable efforts to provide Company Information on a timely basis to such Principal Stockholder upon the reasonable request of such Principal Stockholder.

Section 4.4. Attorney-Client Privilege. The provision of any information pursuant to this Article IV shall not be deemed a waiver of any privilege, including privileges arising under or related to the attorney-client privilege.

ARTICLE V

GENERAL PROVISIONS

Section 5.1. Company Charter and Company By-laws. The provisions of this Agreement shall be controlling if any such provisions or the operation thereof conflict with the provisions of the Company Charter or the Company By-laws. The Company and the Principal Stockholders agree to take all Necessary Action to amend the Company Charter and Company By-laws so as to avoid any conflict with the provisions hereof.

Section 5.2. Freedom to Pursue Opportunities. Subject to Section 12.03 of the Company Charter and any contractual obligations by which the Company or any or all of the Principal Stockholders may be bound from time to time, none of the Principal Stockholders nor any of their Affiliates shall have a duty to refrain from engaging, directly or indirectly, in the same or similar business activities or lines of business as the Company or any of the Company’s Affiliates, including those business activities or lines of business deemed to be competing with the Company or any of the Company’s Affiliates. To the fullest extent permitted by law none of the Principal Stockholders nor any of their Affiliates, nor any of their respective officers or directors, shall be liable to the Company or its stockholders, or to any Affiliate of the Company or such Affiliate’s stockholders or members, for breach of any fiduciary duty, solely by reason of any such activities of any Principal Stockholder or its Affiliates, or of the participation therein by any officer or director of any Principal Stockholder or its Affiliates. To the fullest extent permitted by law, but subject to any contractual obligations by which the Company or any or all of the Principal Stockholders may be bound from time to time, none of the Principal Stockholders nor any of its Affiliates shall have a duty to refrain from doing business with any client, customer or vendor of the Company or any of the Company’s Affiliates, and without limiting Section 12.03 of the Company Charter, none of the Principal Stockholders nor any of their Affiliates nor any of their respective officers, directors or employees shall be deemed to have breached his, her or its fiduciary duties, if any, to the Company or its stockholders or to any Affiliate of the Company or such Affiliate’s stockholders or members solely by reason of engaging in any such activity. Subject to any contractual provisions by which the Company or any or all of the Principal Stockholders or their respective Affiliates may be bound from time to time, in the event that any Principal Stockholder or any of their Affiliates or any of their respective officers, directors or employees, acquires knowledge of a potential transaction or other matter which may be a corporate opportunity for any Principal Stockholder (or any of its respective Affiliates), on the one hand, and the Company (or any of its Affiliates), on the other hand, none of the Principal Stockholders nor any of their Affiliates, officers, directors or employees shall have any duty to communicate or offer such corporate opportunity to the Company or any of its Affiliates, and to the fullest extent permitted by law, none of the Principal Stockholders nor any of their Affiliates, officers, directors or employees shall be liable to the Company or its stockholders, or any Affiliate of the Company or such Affiliate’s stockholders or members, for breach of any fiduciary duty or otherwise, solely by reason of the fact that such Principal Stockholder or any of its Affiliates, officers, directors or employees acquires, pursues or obtains such corporate opportunity for itself, directs such corporate opportunity to another person, or otherwise does not communicate information regarding such corporate opportunity to the Company or any of its Affiliates, and the Company (on behalf of itself and its Affiliates and their respective stockholders and Affiliates) to the fullest extent permitted by law hereby waives and renounces in accordance with Section 122(17) of the DGCL any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Company or any of its Affiliates. For purposes of this Section 5.2, the term “Affiliate” shall be given the meaning assigned to such term in the Company Charter.

Section 5.3. Assignment; Benefit.

(a) The rights and obligations hereunder shall not be assignable without the prior written consent of the other parties hereto, subject to the prior termination of this Agreement with respect to any Principal Stockholder in accordance with Section 5.5. Any attempted assignment of rights or obligations in violation of this Section 5.3 shall be null and void.

(b) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns, and there shall be no third-party beneficiaries to this Agreement other than the Indemnitees and the Fund Indemnitors under Section 3.1(h), and the Principal Stockholders and their Representatives under Section 5.2.

Section 5.4. Restrictions on Business Combination Transactions. The Company shall not be a party to any reorganization, Share Exchange, consolidation, conversion or merger or any other transaction having an effect on stockholders substantially similar to that resulting from a reorganization, Share Exchange, consolidation, conversion or merger (each a “Business Combination Transaction”) that includes or is in conjunction with a transaction involving the disposition, exchange or conversion of Class B Common Units for consideration unless (a) each holder of Class A Common Stock and Class B Common Stock (together with the corresponding number of Class B Common Units) is allowed to participate pro rata in such Business Combination Transaction (as if the Class B Common Stock (together with the corresponding number of Class B Common Units) had been exchanged immediately prior to such Business Combination Transaction for Class A Common Stock pursuant to the Exchange Agreement) and (b) the gross proceeds payable in respect of each Class B Common Unit equals the gross proceeds that would be payable on account of such Class B Common Unit if it were exchanged immediately prior to such Business Combination Transaction into Class A Common Stock pursuant to the Exchange Agreement. Nothing in this Section 5.4 shall be deemed to modify any of the rights of The Advisory Board, TPG, UPMC or Ptolemy set forth in the Tax Receivables Agreement.

Section 5.5. Termination. If not otherwise stipulated, this Agreement shall terminate automatically (without any action by any party hereto) as to each Principal Stockholder when such Principal Stockholder no longer has the right to designate any directors to the Board pursuant to Article III hereof.

Section 5.6. Limits on Transfer or Issuance of Common Stock. The parties each acknowledge and agree that no shares of Class A Common Stock may be issued unless (a) a corresponding number of Class A Common Units are issued therewith (including any issuances of shares of Class A Common Stock held in treasury or otherwise by the Company or any of its subsidiaries) or (b) the issuance of shares of Class A Common Stock is to a holder of shares of Class B Common Stock in exchange for shares of Class B Common Stock (together with the corresponding number of Class B Common Units) pursuant to the Exchange Agreement. The parties each also acknowledge and agree that no shares of Class B Common Stock may be Transferred or issued unless a corresponding number of Class B Common Units are Transferred or issued therewith (including any transfers or issuances of shares of Class B Common Stock held in treasury or otherwise by the Company or any of its subsidiaries) and that the Company will not register any Transfers of shares of Class B Common Stock that do not satisfy this Section 5.6.

Section 5.7. Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable such provision shall be construed by limiting it so as to be valid, legal and enforceable to the maximum extent provided by law and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.8. Entire Agreement; Amendment.

(a) This Agreement sets forth the entire understanding and agreement among the parties with respect to the transactions contemplated herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto. This Agreement or any provision hereof may only be amended, modified or waived, in whole or in part, at any time by an instrument in writing signed by each of the Principal Stockholders with respect to which this Agreement is not terminated.

(b) No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is expressly made in writing and executed and delivered by the party against whom such waiver is claimed. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(c) The parties hereby agree to take no action to amend or repeal the provisions set forth in Section 4.04 of the Company Charter (whether directly, by the filing of a certificate of designations, powers, preferences, rights or privileges, by a Business Combination Transaction or otherwise) in any respect, or to adopt, amend (whether directly, by the filing of a certificate of designations, powers, preferences, rights or privileges, by a Business Combination Transaction or otherwise) or repeal any other provision of the Company Charter which would have the effect of modifying or permitting the circumvention of the provisions set forth in Section 4.04 of the Company Charter, unless such action is approved by the affirmative vote of the holders of not less than 75% of the voting power of the outstanding shares of Class A Common Stock entitled to vote with respect thereto.

Section 5.9. Counterparts. This Agreement may be executed in any number of separate counterparts each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

Section 5.10. Notices. Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections and other communications authorized or required to be given pursuant to this Agreement shall be in writing and shall be given, made or delivered by personal hand delivery, by facsimile transmission, by electronic mail, by mailing the same in a sealed envelope, registered first-class mail, postage prepaid, return receipt requested, or by air courier guaranteeing overnight delivery (and such notice shall be deemed to have been duly given, made or delivered (a) on the date received, if delivered by personal hand delivery, (b) on the date received, if delivered by facsimile transmission, by electronic mail or by registered first-class mail prior to 5:00 p.m. prevailing local time on a Business Day, or if delivered after 5:00 p.m. prevailing local time on a Business Day or on other than a Business Day, on the first Business Day thereafter and (c) two (2) Business Days after being sent by air courier guaranteeing overnight delivery), at the following addresses (or at such other address as shall be specified by like notice):

if to the Company, to:

Evolent Health, Inc.

800 N. Glebe Road, Suite 500

Arlington, Virginia 22203

Attention: Jonathan Weinberg

Facsimile: (571) 389-6001

E-mail: JWeinberg@evolenthealth.com

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, New York 10019

Attention: William V. Fogg

Facsimile: (212) 474-1000

E-mail: wfogg@cravath.com

if to the TPG Investor, to:

TPG Global, LLC

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

Attention: General Counsel

Facsimile: (415) 743-1501

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Three Embarcadero Center

San Francisco, California 94111

Attention: Thomas Holden, Esq.

Facsimile: (415) 315-4823

E-mail: thomas.holden@ropesgray.com

if to The Advisory Board Investor, to:

The Advisory Board Company

2445 M St., NW

Washington, D.C. 20037

Attention: Evan Farber

Facsimile: (202) 266-5700

E-mail: farbere@advisory.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Attention: Jeremy D. London

Facsimile: (202) 661-8299

E-mail: Jeremy.London@skadden.com

if to the UPMC Investor, to:

UPMC

U.S. Steel Building

600 Grant Street, 55th Floor

Pittsburgh, Pennsylvania 15219

Attention: Chief Legal Officer

Facsimile: (412) 647-9193

with a copy (which shall not constitute notice) to:

Drinker Biddle & Reath LLP

1500 K Street, N.W.

Washington, D.C. 20005-1209

Attention: Gerald McCartin

Facsimile: (202) 842-8465

E-mail: Gerald.McCartin@dbr.com

Section 5.11. Governing Law. THIS AGREEMENT AND ANY RELATED DISPUTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

Section 5.12. Jurisdiction. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. ANY ACTIONS OR PROCEEDINGS TO ENFORCE A JUDGMENT ISSUED BY ONE OF THE FOREGOING COURTS MAY BE ENFORCED IN ANY JURISDICTION.

Section 5.13. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO WAIVES, AND COVENANTS THAT SUCH PARTY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY STOCKHOLDER IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES

THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 5.13 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH IT IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 5.13 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 5.14. Specific Performance. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them by this Agreement and that, in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at law. Any such party shall therefore be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

Section 5.15. Subsequent Acquisition of Shares. Any equity securities of the Company acquired subsequent to the date hereof by a Stockholder shall be subject to the terms and conditions of this Agreement.

Section 5.16. Transfer Restrictions on Class B Common Stock.

(a) A holder of Class B Common Stock may only transfer shares of Class B Common Stock to another person if such holder transfers the corresponding number of Class B Common Units to such person in accordance with the provisions of the Operating Agreement.

(b) Any purported transfer of shares of Class B Common Stock in violation of the restrictions described in Section 5.16(a) (the “Restrictions”) shall be null and void. If, notwithstanding the foregoing prohibition, a person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Class B Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Class B Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Company’s transfer agent (the “Transfer Agent”).

(c) Upon a determination by the Board that a person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of Section 5.16(a), the Board may take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Company, including without limitation to cause the Transfer Agent to record the Purported Owner’s transferor as the record owner of the Restricted Shares, and to institute proceedings to enjoin or rescind any such transfer or acquisition.

(d) The Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by by-law or otherwise, regulations and procedures not inconsistent with the provisions of this Section 5.16 for determining whether any acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 5.16. Any such procedures and regulations shall be kept on file with the Secretary of the Company and with its Transfer Agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be mailed to any holder of shares of Class B Common Stock.

(e) The Board shall have all powers necessary to implement the Restrictions, including without limitation the power to prohibit the transfer of any shares of Class B Common Stock in violation thereof.

(f) Upon the transfer of any shares of Class B Common Stock to the Company by the Principal Stockholders, or their successors and assigns, such shares of Class B Common Stock shall immediately be cancelled on the books and records of the Company and shall no longer be deemed to be issued and outstanding capital stock of the Company.

Section 5.17. Effectiveness. This Agreement shall become operative and effective upon, but contingent on, the effectiveness of the Company Charter.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

EVOLENT HEALTH, INC.

By:
Name:
Title:

EVOLENT HEALTH LLC

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

With respect to the last sentence of Section 3.1(d):

FRANK WILLIAMS

[Signature Page to Stockholders Agreement]

TPG GROWTH II BDH, L.P.

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

TPG EAGLE HOLDINGS, L.P.

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

UPMC

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

THE ADVISORY BOARD COMPANY

By:
Name:
Title:

[Signature Page to Stockholders Agreement]